Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of No. 333-233442 on Form S-8 of our report dated May 14, 2021, with respect to our audits of the consolidated financial statements and the related notes and schedule of Kaixin Auto Holdings as of December 31, 2019 and 2020 and for each of the two years in the period ended December 31, 2020 appearing in the Annual Report on Form 20-F of Kaixin Auto Holdings for the year ended December 31, 2020.

Our report on the consolidated financial statements refers to our audit of the adjustments to the 2018 consolidated financial statements to retrospectively give the effect of the reverse recapitalization as described in Note 1(a) to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedure to the 2018 consolidated financial statements other than with respect to such adjustments.

Our report on the consolidated financial statements also refers to a change in the method of accounting for leases effective January 1, 2019.

/s/ Marcum Bernstein & Pinchuk LLP

Charles Yin
Partner, CPA

www.marcumbp.com